EXHIBIT 99.1

Company Contact:

Dunnan D. Edell

Chief Executive Officer

800 524-2720

FOR IMMEDIATE RELEASE

CCA INDUSTRIES, INC. REPORTS FIRST QUARTER RESULTS

East Rutherford, NJ, April 12, 2012: CCA Industries, Inc. (NYSE Amex: “CAW”) announced today its results for the first quarter ended February 29, 2012.

The Company reported total revenues for the first quarter ended February 29, 2012 of $13,688,247 and net income of $87,534. Total revenues for the first quarter ended February 28, 2011 were $12,600,020 and net income was $343,105. Basic and fully diluted earnings per share for the quarter were $0.01 as compared to $0.05 for the same quarter last year.

“Our goals for 2012 are to grow our core brands and continue to invigorate our promotional and advertising programs, therefore earnings in the first quarter were affected by these increased marketing costs,” commented Dunnan D. Edell, the Company’s Chief Executive Officer.

CCA Industries Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Mega-T” Green Tea diet supplements, “Mega-T” Green Tea gum and mint products, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Gel Perfect” UV free gel color, “Scar Zone” scar treatment products, “Sudden Change” anti-aging skin care products, “Cherry Vanilla” fragrances, “Solar Sense” sun protection products, “Hair Off” hair removal and depilatory products, “Wash ‘N Curl” shampoos and conditioners and “Pain Bust RII” an analgesic product.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended	February 29, 2012	February 28, 2011
Revenues	$13,688,247	$12,600,020

Net Income	$87,534	$343,105

Per Share Earnings

Basic	$0.01	$0.05

Diluted	$0.01	$0.05

Weighted Average Shares Outstanding

Basic	7,054,442	7,054,442
Diluted	7,054,442	7,054,442